                                                           EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT
                             --------------------

        EMPLOYMENT AGREEMENT (this "Agreement") dated as of July 30, 1997, by and between TRUE NORTH COMMUNICATIONS INC., a Delaware corporation (the "Company"), and CHARLES D. PEEBLER, JR. (the "Executive").


                                 WITNESSETH:
                                 ----------


        WHEREAS, the Company is a global communications holding company which owns companies engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses;

        WHEREAS, the Executive currently serves as President and Chief Executive Officer of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), pursuant to an Employment Agreement dated as of April 1, 1992, between the Executive and Bozell (the "Existing Employment Agreement");

        WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 30, 1997, among the Company, Cherokee Acquisition Corporation and Bozell (the "Merger Agreement"), Bozell will become a wholly-owned subsidiary of the Company (the "Merger");

        WHEREAS, the Company has determined that it will further the long-term strategy of the Company and Bozell, following the Merger, and is in the best interest of the Company's stockholders, to secure the services of the Executive pursuant to the terms and conditions hereof, and in order to induce the Executive to provide such services and to secure the benefits that accrue from his performance hereunder, the Company is willing to undertake its obligations set forth herein; and

        WHEREAS, the Company and the Executive desire to enter into this Agreement, pursuant to which, effective upon the Effective Time (as such term is defined in Section 1.2 of the Merger Agreement) the Executive will commence employment with the Company upon the terms and conditions hereinafter set forth, and, as of such commencement, to terminate the Existing Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.      EMPLOYMENT; POSITION AND DUTIES; RESPONSIBILITIES.

        1.1 Employment; Position and Duties. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by the Company, upon the terms and subject to the conditions contained in this Agreement, as the Company's President, and as Chairman and Chief Executive Officer of the True North Diversified Companies (hereinafter, the "True North Diversified Companies"), comprising each of the Company's current direct subsidiaries, or any successor to any thereof, other than the FCB Advertising Entities (as hereinafter defined) and Bozell Worldwide, Inc., which direct subsidiaries shall include, without limitation, Poppe Tyson, Temerlin McClain, Bozell Sawyer Miller Group, McCracken Brooks, Bozell Wellness Worldwide, TN Technologies, Wahlstrom & Company, Tierney & Partners, Borders, Perrin and Norrander and Market Growth Resources and the separate media buying companies of the Company and Bozell, or such superior position to which the Executive may be elected or appointed. The FCB Advertising Entities shall mean FCB/Leber Katz Partners, Foote, Cone & Belding Advertising, Inc., Foote, Cone & Belding, Inc., FCB Healthcare, FCB International, FCB Japan, Inc., Wilkins Group and other related Foote, Cone & Belding advertising agency entities. The Executive, in his capacity as Chairman and Chief Executive Officer of the True North Diversified Companies, shall report directly to the Board of Directors of the Company (the "Board") and shall not be required to report and shall not be directly responsible to any other person, entity, or committee. The Executive's services hereunder shall be performed at the Company's offices located in New York City except for travel reasonably required to perform such services. During the Term of Employment (as hereinafter defined), the Executive shall devote substantially all of his business time and efforts during the Company's normal business hours to the performance of his duties and responsibilities on behalf of the Company in accordance with this Agreement, except for vacations, holidays and sickness; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal finances, investments and business affairs, or to engage in or serve such civic, community, charitable, educational, religious and similar type activities and organizations as he may select, or to serve as a director of a reasonable number of business corporations, so long as no such service as a director is inconsistent with his positions and duties hereunder.

        1.2 Responsibilities. Subject to the powers, authority and responsibilities vested in the Board and the Chief Executive Officer of the Company and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the formulation and execution of the corporate policy of the True North Diversified Companies and the Company. The individual heads of the various business units which comprise the True North Diversified Companies shall report directly to the Executive. The Executive shall perform such duties (not inconsistent with the position of principal executive officer of the True North Diversified Companies or the Company, as applicable) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board and as are customarily exercisable by a president and chief executive officer.

        2.      TERM.

        2.1 Term of Employment. The Executive's term of employment under this Agreement shall commence on the Effective Time, as such term is defined in Section 1.2 of the Agreement and Plan of Merger, dated as of July 30, 1997, among the Company, Cherokee Acquisition Corporation and Bozell, Jacobs, Kenyon & Eckhardt, Inc., and shall continue through the date which is four (4) years from the date of the Effective Time (the "Term of Employment").

        2.2 Termination of Employment. The Term of Employment shall be terminated, in accordance with the applicable provisions of Sections 4 and 5, upon the first to occur of: (a) the expiration thereof pursuant to Section 2.1; (b) the death of the Executive; (c) termination of the employment of the Executive hereunder by the Company for "Cause" (as hereinafter defined), by giving the Executive a "Notice of Termination" (as hereinafter defined) at least ten (10) days prior to the date of such termination; (d) at the election of the Executive for other than "Good Reason" (as hereinafter defined), by giving the Company a Notice of Termination; (e) at the election of the Company in the event of the Executive's disability, as provided in Section 4.4, by giving the Executive a Notice of Termination; (f) at the election of the Company, for reasons other than Cause or such death or disability, by giving the Executive a Notice of Termination at least thirty (30) days prior to the date of such termination; or (g) at the election of the Executive for Good Reason or as provided in Section 4.2, by giving the Company a Notice of Termination. Notwithstanding any other provision of this Agreement to the contrary, if the Executive notifies the Company that a dispute exists concerning any purported termination of his employment hereunder, the Term of Employment shall not end prior to (and the calculation or determination of any amount hereunder otherwise calculated with reference to or determined as of the date on which the Notice of Termination is given shall instead be calculated or determined by reference to) the date the dispute is finally settled, whether by mutual agreement of the parties hereto, in accordance with
Section 11, or otherwise upon final judgment, order or decree of a court of competent jurisdiction (the time for filing appeal therefrom having expired and no appeal having been perfected), and prior to such date the Company shall continue to be bound by, and shall continue to perform, in all respects, this Agreement as if the Term of Employment had not been terminated.

        2.3 Notice of Termination. Any purported termination of the Term of Employment by the Company or by the Executive (other than by reason of the Executive's death or expiration of the Term of Employment pursuant to Section 2.1) shall be communicated to the other party by a written Notice of Termination of Employment (herein, a "Notice of Termination") in accordance with this Section 2.3. For purposes of this Agreement, a Notice of Termination means a written notice which (a) indicates the specific termination provision of this Agreement relied upon and (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

        3.      COMPENSATION AND BENEFITS.

        3.1 Base Salary and Incentive Compensation. The Company shall pay to the Executive a base salary during the Term of Employment at the annual rate of Six Hundred Thousand Dollars ($600,000) ("Base Salary"), payable in accordance with the usual payroll practices of the Company, but not less often than monthly, and incentive compensation in accordance with an incentive compensation system recommended by the Compensation Committee of the Board and approved by the Board ("Incentive Compensation"); provided that the aggregate amount of such Base Salary and Incentive Compensation for each calendar year during the Term of Employment shall be not less than the greater of (i) the amount for such calendar year based on an annual rate of One Million Three Hundred-Fifty Thousand Dollars ($1,350,000.00) and (ii) the aggregate amount of salary and bonus for such calendar year paid to the Chief Executive Officer of the Company (the "Calendar Year Minimum Compensation"), it being understood that for purposes of determining Calendar Year Minimum Compensation for any period of less than twelve calendar months Base Salary and Incentive Compensation shall be prorated for such period, and that any payment required to be made by this proviso shall be deemed to be Incentive Compensation. The Board may increase the Base Salary (and Base Salary and Calendar Year Minimum Compensation hereunder shall include all such increased amounts), but in no event shall the Base Salary or Calendar Year Minimum Compensation in effect at a particular time be reduced without the prior written consent of the Executive (and any such purported reduction without such consent shall have no effect for purposes of calculating any amounts payable to the Executive hereunder).

        3.2 Stock Options. During the Term of Employment, the Executive shall be entitled to receive stock options in accordance with the Company's Stock Option Plan and Performance Program (or any successor or similar plans) at least equivalent to options received by the Company's Chief Executive Officer. In addition, the Company covenants that the Compensation Committee of the Board shall take such actions as may be necessary, including, where required, to cause the approval of stock option agreements with respect to the future grant of stock options to the Executive, so that upon the termination or expiration of the Term of Employment, for any reason, or prior to the occurrence of a Change in Control (as hereinafter defined), all of the stock options theretofore granted to the Executive by the Company then held by the Executive shall be fully exercisable until the end of the full term thereof.

        3.3 Life Insurance. The Company agrees to continue to provide the Executive throughout the Term of Employment and the Term of Consultancy (as hereinafter defined) with split-dollar life insurance providing for a death benefit of Two Million Dollars ($2,000,000.00), the annual premium for which will be paid by the Company. This insurance is currently provided by Mutual of Omaha under Policy No. 5237856. The Executive shall advise the Company in writing of the name(s) of the beneficiary or beneficiaries of such policy.

        3.4 Other Compensation and Benefits. The Executive shall be entitled to participate in the most favorable compensation plans, programs and arrangements (including any stock-related or incentive plans) maintained by, or offered to senior executives of,

Bozell or its subsidiaries or affiliates from time to time, in accordance with the terms thereof, and the Executive shall be entitled to participate in the most favorable employee benefit plans, policies, programs, practices and arrangements available to senior executives or employees of Bozell or its subsidiaries or affiliates (or their respective successors), including group health, life insurance, short-term disability, long-term disability, accident, vacation, sick leave, holiday, pension, profit- sharing, stock purchase and non-qualified deferred compensation and retirement plans, policies, programs, practices and arrangements, and the plans or programs for the allowance for or the reimbursement of financial planning expenses and club dues and other fringe benefits and perquisites and any other plans of general application to employees and senior executives of Bozell or its subsidiaries or affiliates on the date hereof and such plans, policies, programs, practices and arrangements adopted hereafter for the benefit of such employees and executives, and in the case of plans, programs, practices, policies and arrangements in effect on the date hereof on terms no less favorable than their terms on the date hereof and applicable to the other senior executives of Bozell or its subsidiaries or affiliates as of such date, as any such plans, programs, practices, policies and arrangements may be amended after the Effective Time in accordance with
Section 5.15(a) of the Merger Agreement (all such compensation and benefits being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or other illness in accordance with the Company's policy for senior executives and to receive all other fringe benefits as are from time to time made generally available to senior executives of the Company.

        3.5 Expense Reimbursement. (a) Expenses. The Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures applicable to the other senior executives of the Company. The Company shall pay or reimburse the Executive's costs (including, without limitation, reasonable legal fees and reasonable expenses) incurred in connection with this Agreement and any related documents promptly upon submission to the Company of a detailed statement or statements therefor.

               (b) Automobile. The Company shall pay the actual cost of (a) the lease, rental or purchase of an automobile (selected by the Executive) and a full-time driver therefor and (b) all insurance premiums, gasoline, maintenance and a garage for such automobile, in order to provide satisfactory transportation for the Executive in connection with the performance of his duties on behalf of the Company and its subsidiaries and affiliates.

        3.6 Indemnification. The Company and its subsidiaries and affiliates shall indemnify the Executive to the maximum extent permitted under the laws of the state of incorporation of the Company or such subsidiary or affiliate, and the organizational documents of the Company and such subsidiaries and affiliates shall contain provisions permitting such corporation to provide the Executive with such indemnity protection. The Company shall at all times maintain a directors and officers liability insurance policy covering the Executive in a sufficient amount to provide such indemnification to the Executive. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay or reimburse the Executive, upon demand, for all costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by the

Executive in good faith in pursuing such claims or in connection with Section 11, including, without limitation, in connection with any application to a court undertaken by the Executive in good faith, as well as for all such costs and expenses reasonably incurred by the Executive in connection with entering and/or enforcing the award rendered by the arbitrator.

        4. TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN CAUSE, OR FOR GOOD REASON.

        4.1 Termination Not For Cause, or For Good Reason. If (A) the Company terminates the Executive's employment hereunder, and such termination of employment is not for Cause and not by reason of the Executive's death or disability (pursuant to Section 4.3 or 4.4) or (B) the Executive terminates his employment hereunder for Good Reason:

               (a) the Executive shall be entitled to receive: (i) all Base Salary payable with respect to the Term of Employment through the date of the Notice of Termination, (ii) unpaid Incentive Compensation for the calendar year prior to the date of the Notice of Termination,
        (iii) Incentive Compensation for the calendar year of the date of the Notice of Termination, prorated through the date of such Notice of Termination based on actual results of operations for such full calendar year and (iv) reimbursement, in accordance with Section 3.5, of expenses incurred by him through the date of such Notice of Termination; provided that in determining the aggregate amount of the Base Salary payable pursuant to clause (i) of this Section 4.1(a) and the Incentive Compensation payable pursuant to clause (iii) of this
        Section 4.1(a), the Calendar Year Minimum Compensation shall be prorated through the date of the Notice of Termination;

               (b) each stock option granted to the Executive by the Company after the Effective Time and then held by the Executive shall, on the date of the Notice of Termination, be exercisable for the full term of such option for all of the stock subject thereto in accordance with the applicable stock option agreement in effect at the time of such termination (giving effect to this provision);

               (c) the Executive and his spouse shall be entitled to continuation of medical insurance coverage, on the same basis theretofore provided by the Company to the Executive and his spouse, until his death, and, after his death, the Executive's spouse shall be entitled to continuation of such medical insurance coverage until her death; and

               (d) the Company will pay to the Executive in a single cash lump-sum an amount equal to three (3) times the Calendar Year Minimum Compensation (at the annual rate in effect immediately prior to the date of the Notice of Termination (or for the immediately preceding calendar year, if higher)).

Any amounts payable to the Executive under this Section 4.1 (or under any other Section by reference to this Section 4.1) shall be paid to him (or the appropriate person) in full no later than thirty (30) business days after the date of the applicable Notice of Termination; provided, however, that Incentive Compensation so payable shall be paid to the Executive

(or the appropriate person) no later than thirty (30) business days after the date on which the amount thereof has been determined or is reasonably determinable by the Company.

        4.2 Elective Termination. The Executive may elect to terminate his employment hereunder, for any reason or no reason, at any time on or after February 28, 1999, and before June 30, 1999, and, if the Executive so elects, he shall become a consultant of the Company for the five-year period beginning immediately following the date of his Notice of Termination specifying such election (the "Term of Consultancy"), and the Executive shall be entitled to receive:

               (a)  the payments and benefits provided for in Section 4.1(a),
        (b) and (c);

               (b) reimbursement, in accordance with Section 3.5, of expenses incurred by him in the performance of his consulting duties hereunder during the Term of Consultancy; and

               (c) the compensation and benefits otherwise payable hereunder during the remaining Term of Employment if no Notice of Termination had been delivered, and for the balance of the Term of Consultancy, cash compensation equal to sixty percent (60%) of the Calendar Year Minimum Compensation (at the annual rate in effect immediately prior to the date of the Notice of Termination (or for the immediately preceding calendar year, if higher)), payable in accordance with the usual payroll practices of the Company, but not less often than monthly.

While the Executive is a consultant of the Company during the Term of Consultancy pursuant to this Section 4.2, the Executive shall make himself available, upon reasonable notice (reasonableness to include, but not be limited to, a good faith effort to accommodate the schedules and time needs of the parties), to perform services for the Company which (i) shall be related to such projects and matters of the Company as the Board or the Chief Executive Officer of the Company may designate from time to time, (ii) are commensurate with the Executive's years of experience and level of skill and
(iii) are similar to the services rendered by the Executive prior to the termination of the Term of Employment, including, but not limited to, upon reasonable notice and at the expense of the Company, such actions by the Executive as the Company shall reasonably request (reasonableness to include, but not be limited to, a good faith effort to accommodate the schedules and time needs of the parties) in furtherance of the client relationships of the Company and its subsidiaries. The Executive shall not be required to devote more than ten (10) days during any calendar quarter to the performance of such consulting services.

        4.3 Death. The Term of Employment shall end upon the Executive's death, and the Executive's beneficiary, or his legatee or devisee, or the legal representative of his estate, as the case may be, shall be entitled to receive the payments and benefits set forth in Section 4.2(a), (b) and (c) which would have been payable assuming that, on the date of his death, the Executive had validly elected to terminate his employment and become a consultant of the Company for the full Term of Consultancy, in accordance with
Section 4.2, provided, however, that all such cash payments shall be paid in a single lump-sum not later than thirty (30) days after the date of the Executive's death, and the Executive's spouse shall be entitled to continuation of medical insurance coverage on the same basis as theretofore provided by the Company to the Executive until her death.

        4.4 Disability. The Company may terminate the Executive's employment hereunder by reason his disability in accordance with this Section
4.4. For purposes of this Agreement, the Executive's employment hereunder shall have been terminated by reason of his disability (a) if, as a result of the Executive's incapacity due to physical or mental illness, as determined in good faith by the Board, and certified by a physician chosen by the Company and acceptable to the Executive, the Executive shall have been unable to substantially perform his duties under this Agreement for a period of more than six (6) consecutive months and (b) the Company shall have given the Executive a Notice of Termination specifying such intended termination of employment by reason of disability and (c) the Executive does not resume substantially all of his duties hereunder before the expiration of thirty (30) days following the date the Executive receives such Notice of Termination. Upon termination of the Executive's employment pursuant to this Section 4.4, the Executive or his legal representative shall be entitled to receive the payments and benefits set forth in Section 4.2(a), (b) and (c) which would have been payable assuming that, on the date of such termination of employment, the Executive had validly elected to terminate his employment and become a consultant of the Company for the full Term of Consultancy, in accordance with Section 4.2; provided, however, that all such cash payments shall be paid in a single lump-sum not later than thirty (30) days after the date of termination of the Executive's employment hereunder by reason of his disability, and provided further that the Executive shall be relieved of any obligation during the Term of Consultancy to perform the consulting services referred to in Section 4.2, and the Executive and his spouse shall be entitled to continuation of medical insurance coverage, on the same basis theretofore provided by the Company to the Executive and his spouse, until his death, and, after his death, the Executive's spouse shall be entitled to continuation of such medical insurance coverage until her death.

        4.5 Expiration of Term of Employment. If the Term of Employment shall expire as set forth in Section 2.2(a), (a) the Executive, or his legatee or devisee, or his legal representative, shall be entitled to reimbursement, in accordance with Section 3.5, of expenses incurred by him in the performance of his duties hereunder through the date of such expiration or termination, and (b) the Executive and his spouse shall be entitled to continuation of medical insurance coverage, on the same basis as theretofore provided by the Company to the Executive and his spouse, until his death, and, after his death, the Executive's spouse shall be entitled to continuation of such medical insurance coverage until her death.

        4.6 Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following: (a) a breach by the Company of any provision of this Agreement, including, but not limited to, any reduction in the Base Salary and/or Calendar Year Minimum Compensation, failure to grant the Executive stock options in accordance with Section 3.2 or any other agreement between the Executive and the Company with respect thereto, failure to appoint the Executive to the positions provided for in Section 1 hereof (unless such failure would permit the Executive to exercise his rights under Section 4.2, which failure shall not constitute "Good Reason"), assignment to the

Executive of any duties inconsistent in any respect with the Executive's position with the Company, an adverse alteration in the nature or status of the Executive's responsibilities to the Company, or breach of the covenant contained in Section 9.2, unless any such breach is fully corrected within thirty (30) days following written notification by the Executive to the Company thereof, if the breach is of such a nature that correction can be effected; (b) the Company's requiring the Executive to be based at any office or location other than the Company's offices located in New York, New York, except for such travel away from such offices as is reasonably required for the performance of the Executive's services hereunder; (c) any purported termination of the Executive's employment by the Company not effected in accordance herewith; or (d) the Executive shall have relinquished his position with the Company hereunder within two (2) years after the occurrence of a Change in Control.

        5.      TERMINATION FOR CAUSE OR FOR OTHER THAN GOOD REASON.

        5.1 Compensation and Benefits. In the event the Company, in accordance with this Agreement, terminates the Executive's employment hereunder for Cause, or the Executive terminates his employment hereunder other than for Good Reason and other than pursuant to Section 4.2, the Executive shall be entitled to receive (a) all Base Salary payable with respect to the Term of Employment through the date of termination of the Executive's employment hereunder for Cause or the Notice of Termination given by the Executive, as applicable; (b) unpaid Incentive Compensation for the calendar year preceding the date of such termination for Cause or such Notice of Termination, as applicable; (c) Incentive Compensation for the calendar year of the date of such termination for Cause or such Notice of Termination, as applicable, prorated through such date based on actual results of operations for such full calendar year, (d) reimbursement, in accordance with
Section 3.5, of expenses incurred by him through the date of such termination for Cause or such Notice of Termination, as applicable; and (e) any other Employee Benefits accrued through the date of such termination for Cause or such Notice of Termination, as applicable; provided that in determining the aggregate amount of the Base Salary payable pursuant to clause (a) of this
Section 5.1 and the Incentive Compensation payable pursuant to clause (c) of this Section 5.1, the Calendar Year Minimum Compensation shall be prorated through the date of termination of the Executive's employment hereunder for Cause or the Notice of Termination is given by the Executive, as applicable. Any amounts payable to the Executive under this Section 5.1 shall be paid to him in full no later than ten (10) business days after the date of termination of the Executive's employment hereunder for Cause or a Notice of Termination is given by the Executive, as applicable; provided, however, that Incentive Compensation so payable shall be paid to the Executive no later than ten (10) business days after the date on which the amount thereof has been determined or is reasonably determinable by the Company.

        5.2 Definition of Cause. For purposes of this Agreement, termination of the Executive's employment for Cause shall mean termination for one of the following reasons: (a) the conviction of the Executive of a felony by a Federal or state court of competent jurisdiction; (b) the commission by the Executive of any act which involves both dishonesty with respect to the Company or any of its subsidiaries and moral turpitude and causes the Company to be viewed in a materially unfavorable light by its customers, employees or investors; or (c) the Executive's material willful failure to follow a direct lawful written order from the Board within the scope of the Executive's duties hereunder; provided that if it reasonably could be concluded that such alleged material willful failure did not occur or was not material or willful or a failure to follow a direct lawful written order from the Board or such order was not within the scope of the Executive's duties hereunder, the Executive shall have thirty (30) days following the date on which the Executive receives the Notice of Termination with respect thereto to cure such alleged material willful failure. For purposes of this Section 5.2: (i) no act or failure to act by the Executive shall be deemed "willful" if done or omitted to be done by the Executive in good faith and in the reasonable belief that such action or omission was in the best interest of the Company and/or permitted or required by applicable law, and (ii) the Executive's employment shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board validly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding in the good faith opinion of the Board that the Executive was guilty of conduct set forth in clauses (a), (b) or (c) above and specifying the particulars thereof in detail (the date of such finding shall constitute the date of termination of the Executive's employment hereunder for Cause).

        6.      TAXES.

        6.1 Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required Federal and state withholding taxes in accordance with the Executive's Internal Revenue Service Form W-4 on file with the Company and all applicable social security taxes.

        6.2 Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the amount of any cash payment to be received by the Executive pursuant to this Agreement shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by the Executive in connection with a Change in Control, or the termination of the Executive's employment with the Company or with any person whose actions result in a Change in Control (whether payable or provided pursuant to this Agreement (but without regard to this Section 6.2) or any other agreement, contract, plan or arrangement with the Company, any person whose action results in such Change in Control or any member of an "affiliated group" (as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code")) which includes the Company) (such foregoing payments or benefits referred to collectively as the "Total Payments"), from being treated as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to the Executive than the after- tax benefit to the Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of nationally-recognized tax counsel selected by the Executive ("Tax Counsel") does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code;

(b) any reduction in payments pursuant to this Agreement shall be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel; (c) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by a nationally-recognized public accounting firm, selected by the Executive, in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the Treasury Regulations thereunder; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to the Executive is required pursuant hereto, the Company shall initially make all payments otherwise required to be paid to the Executive hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder other than as a loan to the Executive, either (x) upon mutual agreement of the Executive and the Company, or (y) upon Tax Counsel furnishing the Executive with its written opinion setting forth the amount of such payments not to have been so payable other than as a loan to the Executive under this Section 6.2, or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an "excess parachute payment," the amount so determined in (x), (y) or (z) shall constitute a loan by the Company to the Executive under this Section 6.2, and the Executive shall repay to the Company within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to the Executive, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to the Executive to the date of such repayment by the Executive. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 6.2 shall be borne solely by the Company.

        7.      NON-COMPETITION; NON-SOLICITATION.

        7.1 Recital. The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that his services have been and will be of special, unique and extraordinary value to the Company.

        7.2 Non-competition. The Executive agrees that during the Term of Employment, and for the unexpired Term of Employment otherwise remaining but for termination thereof in accordance with Section 5, and during any Term of Consultancy (the "Non-competition Period") he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise, engage or be engaged in any business being conducted by the Company or any of its subsidiaries as of the termination of the Term of Employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business. Within seven (7) days following the termination of the Term of Employment the Company shall deliver to the Executive a written description of the businesses being conducted by the Company and its subsidiaries as of the date of such termination and the respective geographic areas in which such businesses are then being conducted. If the Company shall fail to deliver such written description within such seven (7) day period, the Executive may deliver to the Company a written demand therefor and the Company shall have seven (7) days following the delivery of such written demand to deliver such written description to the Executive, and the Executive shall have no liability for any breach of the covenant contained in this Section 7.2 or
Section 7.3 which may occur during the period commencing on the termination of the Term of Employment and ending on the date of the delivery of such written description to the Executive, and, if the Company shall fail to deliver such written description to the Executive by the end of the second seven-day period specified above, the Executive shall thereupon be discharged from any obligations or covenants under this Section 7.2 or Section 7.3 (and released from any liability for any alleged breach thereof). Notwithstanding the foregoing, subsequent to the termination of the Term of Employment the Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is competitive with a business activity being conducted by the Company or any of its subsidiaries as of the termination of the Term of Employment if, at least sixty (60) days prior to the commencement of such competitive activity, the Executive delivers to the Company a written release, in form and substance satisfactory to the Company, releasing the Company from all further obligations to the Executive pursuant to this Agreement, pursuant to any other agreement or arrangement with the Company or any subsidiary of the Company or otherwise, other than the right of the Executive to receive benefits or payments under any retirement plan of the Company and/or its subsidiaries, and/or as provided in Section 13; provided that nothing contained in this Section 7.2 shall release or otherwise affect the obligations of the Executive contained in Section 8.

        7.3 Non-solicitation. The Executive agrees that during the Non-competition Period he shall not (a) intentionally induce or attempt to induce any officer or executive of the Company or any of its subsidiaries to terminate or abandon his or her employment with the Company or such subsidiary for employment with another organization with which the Executive is affiliated, or (b) in connection with any business to which Section 7.2 applies, call on, service, solicit or otherwise do business with any client of the Company or any of its subsidiaries.

        7.4     Permitted Investments; Performance of Duties.  Nothing in this
Section 7 shall (a) prohibit the Executive from being (i) a stockholder or investor in a mutual fund, a diversified investment company or other investment fund or (ii) an owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, or (b) apply to or interfere with the proper performance by the Executive of his duties pursuant to Section 1 of this Agreement.

        7.5     Blue Pencil Rule.  If, at any time of enforcement of this
Section 7, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area determined by such court to be permitted by law.

        8.      CONFIDENTIALITY.

        The Executive shall not, at any time during the Term of Employment, the Term of Consultancy or thereafter make use of or disclose, directly or indirectly, any trade secret or other confidential or secret information of the Company or of any of its subsidiaries or affiliates not available to the general public or to the competitors of the Company or to the competitors of any of its subsidiaries or affiliates, in each case that the Executive obtained as a result of his employment by the Company or any of its subsidiaries or affiliates ("Confidential Information") except to the extent that such Confidential Information (a) is used by the Executive during the Term of Employment or the Term of Consultancy in the proper performance of his duties pursuant to this Agreement, (b) is disclosed by the Executive to his legal counsel in connection with legal services performed by such counsel for the Executive, provided that such disclosure is made on a confidential basis,
(c) becomes a matter of public record or is published in a newspaper, magazine or other periodical or media available to the general public, other than as a result of any act or omission of the Executive outside the proper performance of his duties pursuant to this Agreement, or (d) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the termination of the Term of Employment, or any Term of Consultancy, the Executive shall surrender to the Company any records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he then possesses (together with all copies thereof then in his possession); provided, however, that the Executive may retain copies of such documents as are necessary for the preparation of his Federal or state income tax returns and may retain his personal rolodex, phone book and similar items (whether in hard-copy or computer-readable format).

        9.      NON-DISPARAGEMENT.

        9.1 By the Executive. The Executive shall not, at any time during the Term of Employment, the Term of Consultancy or thereafter, make any statement, publicly or privately, which would disparage the Company, its business or any director or officer of the Company; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of (a) private statements made to any officers, directors or employees of the Company or any subsidiary of the Company by the Executive in the course of carrying out his duties pursuant to this Agreement or (b) private statements made to persons other than clients or competitors of the Company or any of its subsidiaries or its affiliates (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Company; and provided further that nothing contained in this Section 9.1 or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith which is required by any applicable law, regulation or valid order of any court or governmental regulatory commission, department or agency.

        9.2 By the Company. The Company and/or its subsidiaries and/or their respective directors, officers, and/or employees shall not, at any time during the Term of Employment, the Term of Consultancy or thereafter, make or authorize any person to make or allow, nor shall the Company or any such other person condone the making of, any statement, publicly or privately, which would disparage the Executive; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (a) private statements made to any officers, directors or employees of the Company or (b) private statements made to persons other than clients or potential clients or competitors of the Company or any of its subsidiaries or affiliates (or their representatives) or members of the press or the financial community that do not have a materially adverse effect upon the Executive; and provided further that nothing contained in this Section 9.2 shall preclude any officer, director, or employee of the Company from making any statement in good faith which is required by any applicable law, regulation or valid order of any court or governmental regulatory commission, department or agency.

        10. NO REDUCTIONS OR MITIGATION. In no event shall an asserted violation of Section 7, 8 or 9.1 constitute a basis for reducing, deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The Executive shall not be required to mitigate damages or other amounts payable to him hereunder by seeking other employment, and the amount of any payment or benefit provided under this Agreement, including Employee Benefits, shall not be reduced by any compensation or benefits earned by or provided to the Executive as a result of employment by another employer.

        11. ARBITRATION. The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and the Executive agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of the Executive's employment hereunder that is not amicably resolved by negotiation (the "Dispute") shall be finally settled by arbitration, as set forth below, in New York, New York, or such other place agreed to by the parties, and each of the parties hereto accepts the exclusive jurisdiction of the arbitrator or arbitral panel appointed in accordance herewith, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

       (a) Any such arbitration shall be heard before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. All arbitrators shall be appointed in the first instance by agreement between the parties hereto. If the parties cannot agree upon a single arbitrator, each of the Company and the Executive shall be entitled to appoint one arbitrator. These two appointed arbitrators shall then appoint a third arbitrator by their mutual agreement.

       (b) The arbitrator or arbitrators shall decide the Dispute by applying the governing law as stated in Section 15. The arbitration proceedings shall be governed by such other procedural rules as the arbitrator or arbitrators shall determine.

       (c) An arbitration may be commenced by either party to this Agreement by the service of a written request for arbitration (the "Request for Arbitration") upon the other party. The Request for Arbitration shall summarize the Dispute to be arbitrated. If the panel of arbitrators is not appointed, in accordance with paragraph (a) above, within thirty (30) days following such service, either party may apply to any court within the State of New York for an order appointing a single qualified arbitrator. No Request for Arbitration shall be valid if it relates to a Dispute that would have been time barred under the applicable statute of limitations had such Dispute been submitted to the courts of the State of New York.

       (d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

       (e) This arbitration clause, including its enforceability and application, shall be governed by the Federal Arbitration Act, 9 U.S.C.,
Section 1, et seq., and any dispute as to its enforceability, application or interpretation shall be presented to the United States District Court for the Southern District of New York.

        12.     SUCCESSORS AND BINDING EFFECT.

        12.1 Successors of the Company. The Company will require any acquiror of, or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, all or substantially all of the capital stock, business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such acquisition or succession had taken place, and this Agreement shall inure to the benefit of and shall be binding upon any such acquiror of, or successor to, the Company, subject to the other terms and conditions hereof. If the Company fails to obtain such assumption and agreement prior to the effectiveness of any such acquisition or succession, this Agreement shall nevertheless continue to determine the Executive's rights and entitlement to receive the compensation, remuneration and benefits provided for herein or hereunder. As used in this Agreement, "Company" shall mean the Company, as hereinabove defined, and any successor to the Company and/or its business and/or assets, as described in the first sentence of this Section 12.1.

        12.2 Assignment. This Agreement is personal in nature and, except as provided in Section 12.1, neither of the parties to this Agreement shall, without the prior written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person; provided, however, that nothing herein shall preclude the heirs, executors, administrators or legal representatives of the Executive or his estate from enforcing this Agreement and receiving any amount or benefit that may be payable or provided to or in respect of the Executive hereunder following his death or legal incompetency.

        12.3 Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

        13. EMPLOYEE BENEFIT PLANS. Notwithstanding any other provision of this Agreement to the contrary, the Company and its subsidiaries shall pay or provide to the Executive and his dependents and beneficiaries such rights and benefits of participation under the employee benefit plans, programs and arrangements in which the Executive is a participant immediately prior to the date his employment hereunder terminates for any reason as the Executive and such dependents and beneficiaries are entitled, following such termination (including, without limitation, the Employee Benefits), under the terms and provisions of such plans, programs and arrangements as in effect from time to time.

        14. DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon the occurrence of one or more of the following events:

               (a) the stockholders of the Company approve a merger, consolidation, combination, reorganization or other transaction that would result in less than fifty percent (50%) of the combined voting power of the surviving or resulting entity being owned by the former stockholders of the Company, or the liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets or business of the Company;

               (b) an offer is made to the holders of the Company's common stock to sell or exchange such common stock for cash, securities or stock of another corporation and such offer, if accepted, would result in the offeror becoming the owner of at least fifty percent (50%) of the then outstanding common stock of the Company;

               (c) any person or group of persons directly or indirectly purchases or otherwise becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition) of, other than from the Company, twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

               (d) during any period of two (2) consecutive years individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or nomination for the election by the shareholders of the Company, of each new director was approved by at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period.

        15. GOVERNING LAW. This Agreement has been executed and delivered in the State of New York and shall be governed by and construed and enforced in accordance with the laws of such State, without regard to the principles of conflict of laws.

        16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties hereto, whether written or oral, which may have related in any manner to the subject matter hereof, including, without limitation, the Existing Employment Agreement. Without limiting the foregoing, upon the Effective Time, as specified in

Section 2.1, the Existing Employment Agreement will be mutually cancelled without any payments, penalties or costs being incurred by either party hereto.

        17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

        18. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to be given when
(a) delivered personally or by certified or registered mail or reputable overnight courier, postage prepaid, addressed to the other party and his or its counsel at the addresses respectively set forth below or (b) sent by facsimile to the facsimile numbers of the other party hereto and his or its counsel respectively set forth below with a confirmatory copy thereof delivered by reputable overnight courier to such party and his or its counsel at the addresses respectively set forth below, pursuant to this Section 18:

       (a) if to the Company, to:

                 Chief Human Resources Officer
                 True North Communications Inc.
                 101 East Erie Street
                 Chicago, Illinois 60611-2897
                 Facsimile No.:  312-425-6350

                 with a copy to:

                 Thomas A. Cole
                 Sidley & Austin
                 One First National Plaza
                 Chicago, Illinois 60603
                 Facsimile No.:  312-853-7036

       (b) if to the Executive, to:

                 Charles D. Peebler, Jr.
                 166 East 64th Street
                 New York, New York 10021
                 Facsimile No.:  ______________

                 with a copy to:

                 Kevin Keogh
                 White & Case
                 1155 Avenue of the Americas
                 New York, New York 10036
                 Facsimile No.:  212-354-8113
or to such other address or facsimile number as either party hereto or his or its counsel may specify, in writing, from time to time in the manner set forth above to the other party (provided that such notice of another address or facsimile number shall be effective only when actually received by such other party).

        19. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        20. SURVIVAL. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        21. HEADINGS. Except as otherwise provided herein, the words "Section," "paragraph," and "clause" as used herein shall refer to provisions of this Agreement, and headings of the Sections of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any Section.

        22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       TRUE NORTH COMMUNICATIONS INC.


       Dated: July 30, 1997            By /s/ Theodore J. Theophilos
             ----------------             ------------------------------
                                       Name: Theodore J. Theophilos
                                       Title: Executive Vice President
                                                and General Counsel


                                       CHARLES D. PEEBLER, JR.



       Dated: July 30, 1997            /s/ Charles D. Peebler, Jr.
             ----------------          ---------------------------